Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400

Press:	Jennifer Clay Vice President, Corporate Communications (310) 318-3100

SKECHERS ANNOUNCES RECORD FULL YEAR 2018 SALES

OF $4.64 BILLION

Footwear Company Also Achieves New Fourth Quarter 2018 Sales Record

of $1.08 Billion

MANHATTAN BEACH, CA. – February 7, 2019 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights

•	Record fourth quarter sales of $1.08 billion, an 11.4 percent increase, or 13.7 percent on a constant currency basis

•	International wholesale sales increase 18.4 percent

•	Company-owned global retail sales increase 7.5 percent

•	Total international wholesale and retail sales combined represented 55.6 percent of total sales

•	Earnings from operations of $83.7 million, an increase of 50.4 percent

•	Diluted earnings per share of $0.31

•	Repurchased 1.7 million shares of Class A common stock

“In 2018, our mindset was to seek new growth opportunities by comprehensively evaluating our domestic and international businesses while drilling down to specific regions and channels of distribution,” began Robert Greenberg, chief executive officer of Skechers. “These opportunities were across our product lines with proven styles, new designs and collaborations, and in select regions where we saw great potential. Product highlights included the resurgence of our heritage Skechers D’Lites collection, which continues to gain momentum around the world, our iconic Skechers GOwalk line, and our comfortable and easy-to-wear men’s slip-ons, among others. With the strength of our products, we remain the number one lifestyle casual, dress casual, walking and work brand in the United States*. We also focused on growing our online business around the world—improving the functionality of our ecommerce sites in the United States and China, and launching an ecommerce platform in India, while also increasing our global retail footprint, ending 2018 with 2,998 Skechers Company-owned and third party-owned stores. Additionally, we began delivering Spring 2019 product with the relevant marketing support, and we also started our Fall/Winter 2019 meetings with key accounts. We are looking forward to what we believe will be a new first quarter sales record.”

“2018 was a year of record sales—our first fourth quarter of over a billion dollars and, combined with three previous record quarters, a new annual sales record of $4.64 billion,” stated David Weinberg, chief operating officer of Skechers. “For the quarter, this growth was fueled by double-digit sales increases in each of our international businesses—Company-owned retail, distributor, subsidiary and joint venture, and by single digit sales increases in both our domestic wholesale and retail businesses. For the year, we achieved double-digit sales increases across our international portfolio and single-digit sales increases in our total domestic business. In 2018, we also shipped a record number of pairs from our distribution centers across South America, North America, Japan and Europe, which is a testament to the strength of our global operations and the breadth of our international sales, which represented 54.0 percent of our total business for the year.”

Weinberg continued: “Our international business represents our most significant growth opportunity. To maximize on that opportunity in two key areas, we recently completed the transition of our India joint venture to a wholly owned subsidiary and reached an agreement in principle to establish a joint venture in Mexico with our current distribution partner. We expect these strategic investments to be accretive to our diluted earnings per share in 2019. Additionally, we continue to invest in infrastructure—we broke ground on our new distribution center in China in the fourth quarter as well as on the expansion of our global headquarters in Manhattan Beach in January. We remain focused on efficiently and profitably growing our business for the future.”

Fourth Quarter 2018 Financial Results

($ in millions, except per share data)

	For the three-months ended
	December 31,		Change
	2018	2017	$	%
Sales	$1,080.8	$970.6	$110.2	11.4%
Gross Profit	515.7	454.1	61.6	13.6%
Gross Margin	47.7%	46.8%
SG&A Expenses	436.8	404.7	32.1	7.9%
As a % of Sales	40.4%	41.7%
Earnings from Operations	83.7	55.7	28.0	50.4%
Operating Margin	7.7%	5.7%
GAAP Net Earnings (Loss)	47.4	(66.7)	114.1	171.1%
Adjusted Net Earnings	47.4	33.3	14.1	42.3%
GAAP Diluted Earnings (Loss) per Share	$0.31	($0.43)	$0.74	NM
Adjusted Diluted Earnings per Share	$0.31	$0.21	$0.10	47.6%

For the fourth quarter, sales grew 11.4 percent as a result of an 18.4 percent increase in the Company’s international wholesale business, a 7.5 percent increase in its Company-owned global retail business, and a 4.8 percent increase in its domestic wholesale business. The Company’s international business grew 17.9 percent and its domestic business grew 4.1 percent. Fourth quarter comparable same store sales in Company-owned retail stores, including ecommerce, increased 1.1 percent, which included an increase of 3.0 percent in its international stores and 0.4 percent in the United States.

Gross margins increased 90 basis points to 47.7 percent as higher domestic margins from improved retail pricing and product mix was partially offset by the negative impact of foreign currency exchange rates.

SG&A expenses increased 7.9 percent in the quarter. Selling expenses decreased $2.0 million or 3.2 percent, and improved as a percentage of sales by 90 basis points from 6.6 percent to 5.7 percent. General and administrative expenses increased $34.2 million, but improved 40 basis points as a percentage of sales from 35.1 percent to 34.7 percent. General and administrative expenses grew $8.8 million in China to support its continued expansion, and grew $9.4 million in retail from 47 additional Company-owned Skechers stores worldwide, of which 11 opened in the fourth quarter. General and administrative expenses also grew $9.7 million in domestic and corporate operations.

Earnings from operations increased $28.0 million, or 50.4 percent.

Net earnings were $47.4 million and diluted earnings per share were $0.31. The Company’s income tax rate was 18.4 percent. In the fourth quarter of 2017, the Tax Cuts and Jobs Act (“TCJA”) resulted in a discrete income tax expense of $99.9 million, or $0.64 per diluted share. As a result, the Company’s reported tax rate was 194.4 percent for the fourth quarter of 2017, and 38.8 percent for the full year. Excluding this discrete item, the Company’s tax rate would have been 12.2 percent for the fourth quarter and 12.8 percent for the full year.

Full-Year 2018 Financial Results

($ in millions, except per share data)

	For the year ended
	December 31,		Change
	2018	2017	$	%
Sales	$4,642.1	$4,164.2	$477.9	11.5%
Gross Profit	2,223.6	1,938.9	284.7	14.7%
Gross Margin	47.9%	46.6%
SG&A Expenses	1,806.4	1,572.7	233.7	14.9%
As a % of Sales	38.9%	37.8%
Earnings from Operations	437.8	382.9	54.9	14.4%
Operating Margin	9.4%	9.2%
GAAP Net Earnings	301.0	179.2	121.8	68.0%
Adjusted Net Earnings	301.0	279.1	21.9	7.9%
GAAP Diluted Earnings per Share	$1.92	$1.14	$0.78	68.4%
Adjusted Diluted Earnings per Share	$1.92	$1.78	$0.14	7.9%

For the full year, sales grew 11.5 percent as a result of an 18.8 percent increase in the Company’s international wholesale business, a 12.0 percent increase in its Company-owned global retail business, and a 0.8 percent increase in its domestic wholesale business. The Company’s international business increased 19.2 percent and its domestic business increased by 3.5 percent. For the full year, comparable same store sales in Company-owned retail stores, including ecommerce, increased 9.2 percent, including an increase of 16.7 percent in its international stores, and an increase of 6.7 percent in the United States.

Gross margins improved 130 basis points driven by strength in the Company’s international joint venture and subsidiary businesses, and Company-owned domestic retail stores.

SG&A expenses increased 14.9 percent. Selling expenses increased $23.2 million or 7.1 percent but improved 30 basis points as a percentage of sales from 7.9 percent to 7.6 percent. General and administrative expenses increased $210.5 million as a result of the Company’s continued commitment to build its global infrastructure and direct-to-consumer channels.

Earnings from operations increased $54.9 million, or 14.4 percent.

Net earnings were $301.0 million and diluted earnings per share were $1.92. For the full year, the Company’s income tax rate was 14.0 percent.

Balance Sheet

At year-end, cash, cash equivalents and investments totaled $1.07 billion, an increase of $312.2 million, or 41.4 percent from December 31, 2017.

Total inventory, including inventory in transit, was $863.3 million, a $9.8 million or 1.1 percent decrease from December 31, 2017.

Working capital was $1.62 billion at December 31, 2018, a $114.2 million increase over December 31, 2017.

“In the fourth quarter, our strategy continued to yield strong results,” began John Vandemore, chief financial officer of Skechers. “Despite significant foreign currency headwinds, we grew our international businesses, and domestically, the strength of our product continued to deliver growth. We also executed against our capital allocation plan. In 2018, we returned $100.0 million to shareholders in the form of share repurchases, while also investing in the necessary infrastructure to support our growing business.”

Share Repurchase

During the three months ended December 31, 2018, the Company repurchased approximately 1.7 million shares of its Class A common stock at a cost of $41.9 million under its existing share repurchase program. In total, the Company has repurchased almost 3.7 million shares of its Class A common stock at a cost of $100 million through the full year in 2018. At December 31, 2018, approximately $50.0 million remained available for buying back shares under the Company’s share repurchase program.

Outlook

For the first quarter of 2019, the Company believes it will achieve sales in the range of $1.275 billion to $1.300 billion, and diluted earnings per share of $0.70 to $0.75. These amounts include the impact of existing foreign exchange rates and a shift in some sales between the first quarter and second quarter due to the timing of Easter in late April 2019. We expect that our annual effective tax rate in 2019 will be in the range of 14 percent to 18 percent.

Fourth Quarter and Full Year 2018 Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2018 financial results. The call can be accessed on the Investor Relations section of the Company’s website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning February 7, 2019, at 7:30 p.m. ET, through February 21, 2019, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13686400.

*	SportsScan, Year-end 2018, January 5, 2019

About SKECHERS USA, Inc.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, 2,998 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, and Twitter.

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2017, and its quarterly report on Form 10-Q for the three months ended September 30, 2018. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$872,237	$736,431
Short-term investments	100,029	—
Trade accounts receivable, net	501,913	405,921
Other receivables	55,683	27,083

Total receivables	557,596	433,004
Inventories	863,260	873,016
Prepaid expenses and other current assets	79,018	62,573

Total current assets	2,472,140	2,105,024
Property, plant and equipment, net	585,457	541,601
Deferred tax assets	39,431	29,922
Long-term investments	93,745	17,396
Other assets	37,482	41,139

Total non-current assets	756,115	630,058

TOTAL ASSETS	$3,228,255	$2,735,082

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,666	$1,801
Accounts payable	679,553	505,334
Short-term borrowings	7,222	8,011
Accrued expenses	161,781	82,202

Total current liabilities	850,222	597,348
Long-term borrowings, net of current installments	88,119	71,103
Deferred tax liabilities	451	161
Other long-term liabilities	100,188	118,259

Total non-current liabilities	188,758	189,523

Total liabilities	1,038,980	786,871
Stockholders’ equity:
Skechers U.S.A., Inc. equity	2,034,958	1,829,064
Noncontrolling interests	154,317	119,147

Total equity	2,189,275	1,948,211

TOTAL LIABILITIES AND EQUITY	$3,228,255	$2,735,082

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$1,080,798	$970,589	$4,642,068	$4,164,160
Cost of sales	565,119	516,506	2,418,463	2,225,271

Gross profit	515,679	454,083	2,223,605	1,938,889
Royalty income	4,850	6,297	20,582	16,666

	520,529	460,380	2,244,187	1,955,555

Operating expenses:
Selling	61,829	63,883	350,435	327,201
General and administrative	375,003	340,843	1,455,987	1,245,474

	436,832	404,726	1,806,422	1,572,675

Earnings from operations	83,697	55,654	437,765	382,880
Other income (expense):
Interest, net	1,741	(937)	4,281	(4,257)
Other, net	(3,243)	131	(10,162)	5,637

	(1,502)	(806)	(5,881)	1,380

Earnings before income tax expense	82,195	54,848	431,884	384,260
Income tax expense	15,090	106,609	60,611	149,156

Net earnings (loss)	67,105	(51,761)	371,273	235,104
Less: Net earnings attributable to noncontrolling interests	19,728	14,889	70,232	55,914

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$47,377	$(66,650)	$301,041	$179,190

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.31	$(0.43)	$1.93	$1.15

Diluted	$0.31	$(0.43)	$1.92	$1.14

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	154,553	156,098	155,815	155,651

Diluted	154,980	156,098	156,450	156,523

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(unaudited)

(In thousands, except per share data)

	Three months ended December 31,
Adjusted earnings, net (loss) earnings per share	2018	2017
and effective tax rate	Reported GAAP Measure	Reported GAAP Measure	Adjustment For TCJA	Adjusted for Non GAAP Measure (1)
Earnings before income tax expense	$82,195	$54,848	—	$54,848
Income tax expense	15,090	106,609	$(99,937)	6,672

Net earnings (loss)	67,105	(51,761)	99,937	48,176
Less: Net earnings attributable to non-controlling interests	19,728	14,889	—	14,889

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$47,377	$(66,650)	$99,937	$33,287

Effective tax rate	18.4%	194.4%	—	12.2%
Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.31	$(0.43)	$0.64	$0.21

Diluted	$0.31	$(0.43)	$0.64	$0.21

	Twelve months ended December 31,
Adjusted earnings, net earnings per share	2018	2017
and effective tax rate	Reported GAAP Measure	Reported GAAP Measure	Adjustment For TCJA	Adjusted for Non GAAP Measure (1)
Earnings before income tax expense	$431,884	$384,260	—	$384,260
Income tax expense	60,611	149,156	$(99,937)	49,219

Net earnings	371,273	235,104	99,937	335,041
Less: Net earnings attributable to non-controlling interests	70,232	55,914	—	55,914

Net earnings attributable to Skechers U.S.A., Inc.	$301,041	$179,190	$99,937	$279,127

Effective tax rate	14.0%	38.8%	—	12.8%
Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$1.93	$1.15	$0.64	$1.79

Diluted	$1.92	$1.14	$0.64	$1.78

(1)

During the fourth quarter of 2017, the Company recorded a net tax expense of $99.9 million related to the enactment of the Tax Cuts and Jobs Act. The expense is primarily related to the TCJA’s transition tax on previously unremitted earnings of non-U.S. subsidiaries and is net of remeasurement of Skechers’ deferred tax assets and liabilities considering the TCJA’s newly enacted tax rates. In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the net impact of enactment of the TCJA. This item represents a significant charge that impacted the Company’s financial results. Net earnings (loss), income tax expense, basic and diluted earnings (loss) per share, and the effective tax rate are all measures for which the Company provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for this item is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of this item may not be comparable to similarly titled measures used by other companies.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(unaudited)

(In thousands, except per share data)

	Three months ended December 31,
Constant Currency Sales	2018			2017	Change
	Reported GAAP Measure	Constant Currency Adjustment(1)	Adjusted for Non GAAP Measure	Reported GAAP Measure	$	%
Net Sales	$1,080,798	$22,330	$1,103,128	$970,589	$132,539	13.7%

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Adjustment (1)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.